SENTINEL GROUP FUNDS, INC. ARTICLES OF AMENDMENT

Sentinel Group Funds, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The charter of the Corporation is hereby amended so that the name of the shares of Common Stock, par value $.01 per share, of the Corporation classified and designated as "Sentinel Capital Markets Income Fund" shall be, and hereby is, changed to
"Sentinel Conservative Allocation Fund".

SECOND: The amendment set forth in these Articles of Amendment was approved by at least a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall be effective at 9 a.m. on November 1, 2006.

FOURTH: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be executed in its name and on its behalf by its Vice President and attested by its
Secretary this 9th day of October, 2006.

SENTINEL GROUP FUNDS, INC.

ATTEST:	By:
/s/ Kerry A. Jung	/s/ Thomas P. Malone

Kerry A. Jung	Thomas P. Malone
Secretary	Vice President